Exhibit 99.1

DPW Holdings, Inc. Announces Adjournment of Annual Meeting of Stockholders

Adjournment solely to vote on Proposals 5 and 7

Newport Beach, CA, July 2, 2019 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) today announced partial results and the partial adjournment of the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”), which was held at 9:00 a.m. on July 2, 2019 and, at which time, all director nominees were elected and Proposals 2, 3 and 6, as set forth in the Company’s Definitive Proxy Statement, were approved by stockholders. Stockholders voted, on an advisory basis, in favor of annual votes on executive compensation (Proposal 4).

The Company adjourned the meeting with respect to Proposal 5 (to approve a reverse stock split of our common stock by a ratio of not less than one-for-5 and not more than one-for-40, with the exact ratio to be set by the board of directors) and Proposal 7 (to approve an amendment to our 2018 Stock Incentive Plan, which would, among other things, increase the number of shares of our common stock that may be issued thereunder to a total of 7,000,000 shares), in each case for the limited purpose of allowing additional time for stockholders to vote on the proposal.

While Proposal 5 exceeded 64% approval of the votes cast, approval of more than 50% of all outstanding shares of our capital stock is necessary for the proposal to be approved. While the votes cast prior to adjournment strongly favored the reverse split proposal, no more than approximately 43.1% of votes were cast; approximately 33% of the shares remained unvoted on Proposal 5.

Proposal 7 did not require approval of more than 50% of all outstanding shares of our capital stock for the proposal to be approved, no more than approximately 33% of the votes were cast in favor of Proposal 7, whereas approximately 64% of such votes were case against Proposal 7.

Based on the total votes cast prior to adjournment in the case of Proposal 5 and the votes against in the case of Proposal 7, and in order to simplify these proposals, the board of directors (the “Board”) elected to withdraw Proposals 5 and 7 and adjourn the Annual Meeting until 9:00 a.m. (Pacific Time) on July 19, 2019 for the sole purpose of allowing additional time for stockholders to vote on Proposals 5 and 7.

If you have already voted your shares For Proposals 5 or 7, you do not need to vote again, and we thank you for your support.  If you voted against, abstained from voting for or did not vote at all with respect to Proposal 5, we urge you to reconsider your vote. The Board believes the proposed reverse split is in the best interests of our stockholders, principally because its failure to pass could mean that our shares of common stock will be delisted from the NYSE American. Similarly, if you voted against, abstained from voting for or did not vote at all with respect to Proposal 7, we also urge you to reconsider your vote. The Board believes the proposed increase in the number of shares of common stock underlying the 2018 Stock Incentive Plan is in the best interests of our stockholders.

“I appreciate the substantial stockholder support for Proposal 5, as demonstrated by the affirmative vote of over 64% of the votes cast to date on this matter,” said Milton C. Ault, III, Chief Executive Officer of DPW. “Over the next few weeks, we will be reaching out to additional stockholders through various measures to obtain additional votes on this proposal, as well as to urge stockholders to vote for Proposal 7.”

If you have any questions or need assistance voting your shares, please call the firm assisting DPW with the solicitation of proxies, Kingsdale Advisors, toll-free at (866) 851-2638 in North America or (416) 867-2272. You may also email Kingsdale Advisors at contactus@kingsdaleadvisors.com.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies that hold global potential. Through its wholly owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, crypto-mining, and textiles. In addition, the Company owns a select portfolio of commercial hospitality properties and extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and associated proxy card (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was filed on June 7, 2019. The Company, its directors, its executive officers and certain other individuals set forth in the definitive proxy statement will be deemed participants in the solicitation of proxies from stockholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING PROXY CARD. The Proxy Statement and a form of proxy have been mailed to stockholders of the Company. Investors and stockholders can obtain a copy of the documents filed by the Company with the SEC, including the Proxy Statement, free of charge by visiting the SEC’s website, www.sec.gov.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the SEC including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235